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                                   EXHIBIT 11

               MEADOWBROOK INSURANCE GROUP, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS


                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                            2000              1999           1998
                                                       --------------    -------------    ------------
Basic:
     Weighted average shares outstanding                   8,511,834        8,588,216       8,702,768

Diluted:
     Weighted average shares outstanding                   8,511,834        8,588,216       8,702,768
     Common stock equivalents                                      -                -         323,412
                                                       --------------    -------------    ------------
                                                           8,511,834        8,588,216       9,026,180
                                                       ==============    =============    ============


(Loss) income before extraordinary item and
     preferred dividend requirement                    $ (17,471,731)    $ (7,846,811)    $ 5,869,969
Preferred dividend requirement                                     -                -               -
                                                       --------------    -------------    ------------

(Loss) income applicable to common shareholders
     and before extraordinary item                       (17,471,731)      (7,846,811)      5,869,969
Extraordinary item                                                 -       (1,706,416)              -
                                                       --------------    -------------    ------------

Net (loss) income applicable to common
     shareholders                                        (17,471,731)      (9,553,227)      5,869,969
                                                       ==============    =============    ============


Earnings per share:

Basic:
     Net (loss) income before extraordinary item             $ (2.05)         $ (0.91)         $ 0.67
     Extraordinary item                                            -            (0.20)              -
     Net (loss) income                                         (2.05)           (1.11)           0.67

Diluted:
     Net (loss) income before extraordinary item               (2.05)           (0.91)           0.65
     Extraordinary item                                            -            (0.20)              -
     Net (loss) income                                         (2.05)           (1.11)           0.65